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                                                                    Exhibit 11.2

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

            Computation of Primary and Fully diluted Loss Per Share

                           Before Extraordinary Item

             for the three and six months ended December 31, 1995

The following calculation is submitted in accordance with the Securities Act of 1934:

                                                         Three months ended                           Six months ended
                                                         December 31, 1995                             December 31, 1995
                                             ------------------------------------------    --------------------------------------
                                                 Primary             Fully diluted            Primary             Fully diluted
                                             ---------------     ----------------------    ---------------     -------------------
                                                                 (amounts in thousands, except per share data)

Net income before extraordinary item            $   341                $   341                $   746              $   746
Dividends on preferred stock ........               (50)                   (50)                   (83)                 (83)
Write-off  of discount  on  preferred
     stock ..........................              (787)                  (787)                  (787)                (787)
Interest  and dividends on convertible
securities,  net of tax .............                --                     38                     --                   76
                                             ---------------     ----------------------    ---------------     -------------------
Net loss available to common
      stockholders ..................           $  (496)               $  (458)               $  (124)             $   (48)
                                             ===============     ======================    ===============     ===================

Weighted average number of maximum
      shares outstanding during
      period.........................             5,733                  5,920                  4,673                4,771
Weighted  average  number of  maximum
      shares subject to exercise
      under outstanding stock
      options and warrants,net of
      treasury shares assumed
      repurchased ...................               225                    262                    147                  169

Shares  assumed  issued in connection
      with  conversion of convertible
      securities, as of the
      beginning of the period........               185                    449                    185                  449
                                             ---------------     ----------------------    ---------------     -------------------
Weighted  average  number  of  common
      and  common  equivalent  shares
      outstanding ...................             6,143                  6,631                  5,005                5,389
                                             ===============     ======================    ===============     ===================
Net loss per share ..................           $ (0.08)               $ (0.07)               $ (0.02)             ($ 0.01)
                                             ===============     ======================    ===============     ===================
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